Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                                -----------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933
                                -----------------
                              NATHAN'S FAMOUS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                      11-3166443
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

     1400 Old Country Road, Westbury, New York            11590
     (Address of principal executive offices)           (Zip Code)

                         COMMON STOCK PURCHASE WARRANTS
                            (Full Title of the Plan)

                            Wayne Norbitz, President
                              Nathan's Famous, Inc.
                              1400 Old Country Road
                            Westbury, New York 11590
                     (Name and address of agent for service)

                                 (516) 338-8500
          (Telephone number, including area code, of agent for service)
                                -----------------
                                    copy to:
                            Nancy D. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

                         CALCULATION OF REGISTRATION FEE

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    Title of Each                          Proposed Maximum      Proposed Maximum
 Class of Securities      Amount to be     Offering Price Per    Aggregate Offering      Amount of
  To be Registered         Registered        Security (1)            Price (1)        Registration Fee
------------------------------------------------------------------------------------------------------
 Common  Stock,
par value $.01 per     150,000 shs.(2)          $3.50                 $525,000            $146
share  together with
the  associated
common stock
purchase rights
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
(1) Estimated solely for the purpose of calculating the registration  fee, based upon the average of the bid and asked  prices of the  Company's  Common Stock on the NASDAQ National Market System on August 24, 1999.
(2)  This  Registration   Statement  also  covers  an  indeterminate  number  of
additional  shares of  Common  Stock  which  may  become  issuable  pursuant  to anti-dilution and adjustment provisions of the Warrants.
======================================================================================================

     In July 1997, Nathan's Famous, Inc. issued to Howard M. Lorber, Nathans' Chairman of the Board, a common stock purchase warrant to purchase 150,000 shares of Nathans' common stock at a price of $3.25 per share. The warrant was issued by Nathan's in order to induce Mr. Lorber to extend the term of his employment agreement until July 2001. Prior to the extension, his employment contract was scheduled to expire in October 1997.

     The warrant, which has a term of ten years, initially vested 37,500 shares on July 17, 1998, 37,500 shares on July 17, 1999, 37,500 shares on July 17, 2000 and 37,500 shares on July 17, 2001. By action of the Board of Directors, the vesting was accelerated and 75,000 shares vested on July 23, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.   Incorporation of Documents by Reference.
                    ---------------------------------------

          The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1999;

          (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1999; and

          (c) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0- 3189) including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.
          -------------------------

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

          Not applicable.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

          Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

          Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

          If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

          If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

          The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $10,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an indemnitee.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on the 24 th day of August, 1999.

                              NATHAN'S FAMOUS, INC.


                              By:  /s/  Wayne Norbitz
                                   ----------------------------------------
                                     Wayne Norbitz
                                     President and Chief Operating Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on August 24, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Wayne Norbitz and Ronald G. DeVos, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Nathan's Famous, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Signature                     Title
          ---------                     -----

/s/ Howard M. Lorber            Chairman of the Board and
      Howard M. Lorber          Chief Executive Officer

/s/ Wayne Norbitz               President, Chief Operating Officer and
      Wayne Norbitz             Director (Principal Executive Officer)

/s/ Ronald G. DeVos             Vice President - Finance
      Ronald G. DeVos           Chief Financial Officer and Secretary
                                (Principal Financial and Accounting Officer)

/s/ Robert J. Eide              Director
      Robert J. Eide

/s/ Barry Leistner              Director
      Barry Leistner

/s/ Jeffrey A. Lichtenberg      Director
      Jeffrey A. Lichtenberg

/s/ Attilio F. Petrocelli       Director
      Attilio F. Petrocelli

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                              NATHAN'S FAMOUS, INC.


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                         Form S-8 Registration Statement


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                            E X H I B I T   I N D E X

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                                                          Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number         Exhibit Description                       including Exhibit Pages
-------        -------------------                       -----------------------

4       Common Stock Purchase Warrant  . . . . .                    4

5       Opinion and Consent of Counsel . . . . .                   13

23.1    Consent of Counsel  . . . . . . . . . . .            See Exhibit 5

23.2    Consent of Arthur Andersen LLP . . . . .                   15

24      Powers of Attorney . . . . . . . . . . .          See signature pages